UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 10, 2019

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212)-381-3500
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities
On January 10, 2019, PVH Corp. (the “Company”) committed itself to a restructuring in the Company’s Calvin Klein business in connection with strategic changes for the CALVIN KLEIN brand. The strategic changes and related restructuring activities include (i) relaunching the CALVIN KLEIN 205W39NYC business under a new name, design approach and creative direction, (ii) closure of its flagship store on Madison Avenue in New York, New York and (iii) consolidation of operations for the men’s Calvin Klein Sportswear and Calvin Klein Jeans business and integration of the Calvin Klein retail and ecommerce teams.
The Company expects to incur pre-tax costs of approximately $120 million over the next 12 months in connection with the Calvin Klein restructuring, primarily consisting of severance, inventory markdowns and allowances, asset impairments, and lease and other contract termination expenses. Cash outflows related to these pre-tax costs are expected to be approximately $60 million over the next 12 months.

Item 7.01 Regulation FD Disclosure
On January 10, 2019, PVH Corp. issued a press release to update its revenue and earnings per share guidance for the fourth quarter and full year 2018 and to quantify the Calvin Klein restructuring costs. A copy of this press release is attached as Exhibit 99.1 to this report. A copy of the press release announcing the strategic changes for the CALVIN KLEIN brand, which is referenced in Exhibit 99.1, is also attached as Exhibit 99.2 to this report.
The information in this Item 7.01 and the Exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, regardless of any general incorporation language in such filing.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

Exhibit	Description
99.1	Press Release, dated January 10, 2019
99.2	Press Release, dated January 10, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ James W. Holmes
James W. Holmes
Senior Vice President and Controller

Date: January 10, 2019